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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS 43% GAIN IN INCOME FROM CONTINUING OPERATIONS IN FISCAL FIRST QUARTER

First Quarter Revenue Rose 24%

SALEM, NH – October 28, 2004 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter ended September 30, 2004 of fiscal year 2005.

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Revenue for the first quarter of fiscal 2005 grew 24% to $160.8 million, up from $129.4 million in the first quarter of fiscal 2004.  The organics sales growth rate for Standex in the first quarter was nearly 13% with the remaining sales growth achieved by acquisitions completed in the prior 12 month period.

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Income from operations for the first quarter of 2005 was $12.2 million, up 33% from $9.2 million in the first quarter last year.

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Income from continuing operations grew 43% to $7.1 million, or $0.58 per diluted share, versus $5.0 million, or $0.40 per diluted share, for the first quarter of fiscal 2004.

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Net income for the quarter was $6.2 million, or $0.50 per diluted share, which compares to net income of $4.4 million, or $0.35 per diluted share, in the first quarter of fiscal 2004.  Excluding special items and discontinued operations, income for the first quarter of fiscal 2005 was $7.7 million, or $0.62 per diluted share, an increase of 44% from $5.3 million, or $0.43 per diluted share, in 2004.  Special items included an after-tax restructuring charge of $511,000 in the first quarter of fiscal 2005, compared with a similar charge in the first quarter of fiscal 2004 of $351,000.  A reconciliation of GAAP net income and earnings per share to non-GAAP amounts is included later in this release.

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Standex’s multi-year restructuring and realignment program was successfully concluded during the first quarter of fiscal 2005 with the Company’s divestiture of its James Burn business unit and completion of the remaining restructuring activities.

First-Quarter Highlights

“Standex’s strong first-quarter performance demonstrates the benefits achieved from our  comprehensive  restructuring and realignment program and from strategic bolt-on acquisitions,

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designed to solidify and leverage the leadership positions of our core businesses in their respective markets,” said Roger Fix, president and chief executive officer.  “Through a series of divestitures, plant consolidations and acquisitions, we have produced larger – yet leaner – business units better equipped to take advantage of market opportunities.  As a result, Standex’s top-line performance for the quarter reflected a healthy mix of organic sales growth and new revenue from acquisitions.”

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Revenue:  Standex’s three largest operating segments, Food Service Equipment, Air Distribution Products (ADP) and Engineered Products, which together accounted for 77% of the Company’s first quarter total revenue, each posted strong double-digit, top-line gains of 41%, 18% and 34%, respectively.

All three of these groups experienced strong organic sales growth.  The organic sales growth rate for the Food Service Equipment segment was nearly 9% for the quarter, with the remaining top-line growth attributable to the Nor-Lake acquisition that was completed in the second quarter of fiscal 2004.  In the Engineered Products segment, more than 85% of sales gains were organic.  In the ADP segment, all of the 18% sales growth was organic; however, the 24% growth produced by price increases was offset by a 6% decline in unit volume.   Three industry factors contributed to the unit volume decline: first, in anticipation of steel price increases, many distributors of ADP’s products built inventory during Standex’s 2004 third and fourth fiscal quarters, causing a slowdown in purchasing in the most recent quarter; second, housing starts, a leading economic indicator for ADP weakened; and third, a cool air conditioning season this summer also dampened sales.

Standex’s two smaller segments, Consumer and the Engraving Group posted modest sales gains for the quarter and the profitability in both segments continued to improve.  Following an 18-month program directed at improving profitability, the Consumer segment posted an increase in sales of 5% for the quarter just ended, marking the second consecutive quarter that this segment has recorded improved sales over the prior year. All of this growth was organic.  The segment’s Berean book store chain achieved a same-store sales increase of 4.5%, representing the third consecutive quarter of improvement in this metric.  Sales at Standard Publishing also improved during the quarter.

All of the Engraving Group’s first-quarter sales gain of 4% was attributable to organic growth and favorable currency exchange translations.  The Engraving Group is in the final stages of consolidating its Rochester, New York plant at its Richmond, Virginia facility, as well as completing the integration of the I R International acquisition.

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Profitability:  Four of Standex’s five segments posted double-digit increases in year-over-year first-quarter operating income.

First quarter fiscal 2005 operating income in the Engineered Products segment increased by 94% due to significant sales gains, a lower cost structure produced by expense reduction and consolidation programs implemented in fiscal year 2004, and an adjustment in a long-term contract with a major customer.  The Food Service Equipment segment’s operating income rose 37% as its strong brands achieved higher unit volumes and higher prices, although the segment was not able to pass through to its customers all of the higher steel prices it incurred.

Similarly, the Engraving Group segment posted an 18% gain in operating income, reflecting strong sales in its Mold-Tech business, as well as the cost savings and synergies being realized

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from the consolidation of its roll engraving operations.  The Consumer segment achieved a 157% increase in operating income, based on strict adherence to cost control disciplines and stronger sales.  ADP was the only segment posting a year-over-year decline in operating profitability, down 21% primarily from a decrease in unit volume and a limitation on its ability to fully pass through steel price increases to its customers.

Restructuring and Realignment Program

The restructuring and realignment program started two years ago was completed on schedule during the first quarter of fiscal year 2005, with all of the original goals having been met. The total pretax restructuring charge of $7.5 million recorded over the past two years was significantly below the $11.0 million to $12.0 million estimate announced at the beginning of the program.  The restructuring activities have yielded approximately $8.0 million in annual savings and the sale of land and buildings freed up by plant consolidations has thus far generated $13.0 million in cash proceeds and $8.0 million in one-time gains.  As part of the realignment component of this program, Standex sold or closed six businesses that generated sales of approximately $97.0 million.  At the same time, the Company completed five strategic bolt-on acquisitions that replaced approximately $75.0 million of the sales lost through the disposals.

Business Outlook

“Our growth strategy has enabled us to post strong sales and profit results in recent quarters.  We believe that we can continue to build momentum across all of our operations, in part because of the strong name recognition most of our brands enjoy in the marketplace and the reputation for engineering and service excellence that stands behind each brand.

“We continue to apply the Lean Enterprise disciplines to a broad cross section of our businesses and are realizing the benefits of these powerful process improvements in reduced working capital requirements, lower costs and improved responsiveness throughout the organization.

“Having completed the final steps of our restructuring and realignment program, the next stage of our growth strategy involves investing in organic growth initiatives that managers of our businesses have identified and seeking attractive strategic bolt-on acquisitions that will strengthen Standex’s  technology, products or market presence.  We continue to place a high priority on managing working capital to preserve our balance sheet as a resource for future acquisitions,” added Fix.

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the Company’s financial results, business and operating highlights, and the new segmentation of its operations.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.   To listen to the audio playback from the United States, please call (888) 286-8010; from outside the United States, call (617) 801-6888; access code is 24696887.  In addition, a replay can also be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

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About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments:  Food Service Equipment, Consumer, Air Distribution Products, Engraving Group and Engineered Products with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the Company’s website at www.standex.com.

Safe Harbor Language

Statements in this news release include, or may be based upon management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actualults may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the economic conditions in the document finishing industry as it relates to changes in general domestic and international economic conditions, market demand, realization of the expected annual cost savings resulting from the restructuring and realignment program and any other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2004, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so even if management’s estimates change.

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Reconciliation of Non-GAAP Measures
Net income and earnings per share data including the impact of discontinued operations, restructuring and other special charges is summarized below (in thousands, except per share data):
	Three Months Ended
	September 30
			Change
	2004	2003	%

Net Income	$ 6,215	$ 4,372	42%
Discontinued operations	934	626

Income from continuing operations	7,149	4,998	43%

Special items, net of tax:
Restructuring	511	351
Other	-	(27)
Subtotal	511	324

Income before special items	$ 7,660	$ 5,322	44%

Diluted earnings per share	$ 0.50	$ 0.35	43%
Discontinued operations	0.08	0.05

Income from continuing operations	$ 0.58	$ 0.40	45%

Special items, net of tax:
Restructuring	0.04	0.03
Other	-	-
Subtotal	0.04	0.03

Income before special items	$ 0.62	$ 0.43	44%

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CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ending
	September 30
	2004	2003

NET SALES	$160,741	$129,391

Income Before Taxes	11,097	7,761
Provision for Taxes	3,948	2,763
Income from continuing operations	7,149	4,998

Loss from discontinued operation
net of tax	(934)	(626)

Net Income	6,215	4,372

EARNINGS PER SHARE:
Basic
Income/(Loss) from continuing operations	$0.59	$0.41
Income/(Loss) from discontinued operations	($0.08)	($0.05)
Total	$0.51	$0.36

Diluted
Income/(Loss) from continuing operations	$0.58	$0.40
Income/(Loss) from discontinued operations	($0.08)	($0.05)
Total	$0.50	$0.35

SEGMENT DATA

NET SALES

Food Service Equipment	59,716	42,496
Air Distribution Products	34,264	29,071
Engraving	17,597	16,870
Engineered Products	29,163	21,789
Consumer	20,001	19,165
TOTAL	$160,741	$129,391

OPERATING INCOME

Food Service	6,818	4,963
Air Distribution Products	3,091	3,920
Engraving	1,891	1,597
Engineered Products	4,801	2,476
Consumer	765	298
Restructuring	(799)	(549)
Other income, net	-	41
Corporate	(4,318)	(3,539)
TOTAL	12,249	$ 9,207